Exhibit 99.1

RLI DECLARES REGULAR & SPECIAL DIVIDENDS; ESTIMATES HURRICANE MICHAEL LOSS

PEORIA, ILLINOIS, November 8, 2018 -- RLI Corp. (NYSE: RLI) – – RLI Corp. announced today its board of directors has declared a special cash dividend of $1.00 per share of common stock, which is expected to total approximately $45 million, and a regular quarterly cash dividend of $0.22 per share. Both dividends are payable on December 27, 2018, to shareholders of record as of November 30, 2018.

RLI has paid dividends for 170 consecutive quarters and increased regular dividends in each of the last 43 years.

RLI also announced today a preliminary pre-tax estimate for losses from Hurricane Michael of $22 to $27 million, net of reinsurance. Since this estimate is based on reported and projected claim activity, actual losses may differ materially from this initial estimate.

“RLI has experienced strong momentum in 2018, as evidenced by our broad-based growth across our product portfolio,” said RLI Chairman & CEO Jonathan E. Michael. “Our strategy has always emphasized putting our capital to work in support of profitable underwriting initiatives first, and that’s exactly what we have accomplished. In 2018, we experienced higher-than-average catastrophe losses. With the addition of Hurricane Michael, our year-to-date pre-tax net catastrophe losses are expected to be in the range of $40 to $45 million. Despite these catastrophes, we are pleased to be able to continue rewarding shareholders with a special dividend derived from our strong earnings and book value growth.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby

Vice President, Corporate Development

309-693-5880

Aaron.Jacoby@rlicorp.com

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